Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
      We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 10, 2006, in the Registration Statement (Form S-1, No. 333-133203) and related prospectus of Centra Financial Holdings, Inc. for the registration of 833,333 shares of its common stock.

/s/ Ernst & Young LLP
Cleveland, Ohio
May 17, 2006